Exhibit 10.16
Herbert Smith
8 OCTOBER 2007

AGREEMENT
in relation to the removal of equipment from
premises at Middle Engine Lane, Hadrian
Business Park, Silverlink, Wallsend,
Newcastle Upon Tyne, NE28 9NZ

by and among
ATMEL NORTH TYNESIDE LIMITED,
TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED,
HlGHBRIDGE BUSINESS PARK LIMITED,
ATMEL CORPORATION
and
HIGHBRIDGE PROPERTIES PLC

THIS AGREEMENT is made this 8th day of October 2007
BETWEEN:
(1)	ATMEL NORTH TYNESIDE LIMITED (incorporated and registered in England and Wales under company number 04018730 the registered office of which is at Lacon House, Theobalds Road, London WC1X 8RW (“Atmel”);

(2)	TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED (incorporated in Taiwan, Republic of China) the registered office/principal place of business of which is at 8 Li-Hsin 6 Road, Hsinchu Science Park, Hsinchu, Taiwan ROC 300-77 (“TSMC”);

(3)	HIGHBRIDGE BUSINESS PARK LIMITED (incorporated and registered in England and Wales under company number 3493084), the registered office of which is at 131 Edgware Road, London, W2 2AP (“Highbridge”);

(4)	ATMEL CORPORATION (incorporated in the State of Delaware) the principal place of business of which is at 2325 Orchard Parkway, San Jose, California 95131, USA (“Atmel Guarantor”); and

(5)	HIGHBRIDGE PROPERTIES PLC (incorporated and registered in England and Wales under company number 02244773), the registered office of which is at 131 Edgware Road, London, W2 2AP(the “Highbridge Guarantor”).
WHEREAS:
(A)	all capitalized terms used in this Agreement are defined in Clause 1 below, and all capitalized terms used herein but not defined herein shall have the meanings attributed thereto in the Asset Agreement or the Property Agreement as the case may be;

(B)	Atmel, the Atmel Guarantor, Highbridge and the Highbridge Guarantor are parties to an agreement of even date herewith for the sale and purchase of the residue of the leasehold interests in the Premises;

(C)	Atmel, the Atmel Guarantor and TSMC are parties to an agreement of even date herewith for the sale and purchase of certain assets of Atmel;

(D)	pursuant to the Asset Agreement, TSMC has agreed to remove the TSMC Tools from the Premises on the terms set forth herein;

(E)	Atmel has agreed to remove the Atmel Tools from the Premises on the terms set forth herein;

(F)	the Parties have agreed to regulate the removal of TSMC Tools and the Atmel Tools from the Premises and apportion liability for such removal as between the Parties on the terms set forth herein;

(G)	the Atmel Guarantor has agreed to guarantee the obligations of Atmel under this Agreement; and

(H)	the Highbridge Guarantor has agreed to guarantee the obligations of Highbridge under this Agreement.

IT IS AGREED as follows:
1.	DEFINITIONS

In this Agreement, the following definitions apply:

“Agreement” means this agreement in relation to the removal of equipment from the Premises by and among Atmel, TSMC, Highbridge, the Atmel Guarantor, and the Highbridge Guarantor;

“Asset Agreement” means the agreement of even date herewith for the sale and purchase of the Assets to be entered into between Atmel, Atmel Guarantor and TSMC;

“Atmel Invitees” means any affiliate, employee, invitee, licensee, consultant contractor, agent or representative of Atmel or the Atmel Guarantor;

“Atmel Plan” shall have the meaning attributed to it in Clause 7,4 of this Agreement;

“Atmel Tools” means all tools, accessories, spare parts, and all other equipment and assets located at the Premises other than the TSMC’s Tools, which Atmel and TSMC intend to transfer to TSMC in accordance with the Asset Agreement;

“Atmel Tool Removal” means the removal of all Atmel Tools from the Premises by Atmel;

“Atmel Works” shall have the meaning attributed to it in Clause 7.3 of this Agreement;

“Baseline Environmental Condition” means the presence of Hazardous Materials in soil and/or groundwater at or under the Premises as identified in the Baseline Environmental Investigation;

“Baseline Environmental Investigation” means the report of the Phase II environmental site assessment and investigation of the Premises performed by Cundall Johnson and Partners LLP as of 22 August 2007 and agreed to by the Parties hereto as being definitive, as between them, of the environmental condition of the soil and groundwater as of 22 August 2007, including as to whether Atmel could be required to undertake Remedial Action;

“Business Day” means a day other than Saturday, Sunday or a day on which banks are authorised to close in London or Taipei;

“CDM Regulations” shall have the meaning attributed to it in Clause 5.3 of this Agreement;

“Closing” shall have the meaning attributed to it in Clause 3.3 of this Agreement;

“Closing Date” shall mean the date upon which the Closing occurs under Clause 3.3;

“Condition” shall have the meaning attributed to it in Clause 3.1 of this Agreement;

“Condition Satisfaction Notice” shall have the meaning attributed to it in Clause 3.3 of this Agreement;

“Conditional Option” means the Conditional Option Agreement of even date herewith to be entered into between Atmel and Highbridge relating to the plot of land being retained by

Atmel (located near the parking area to the office building) which is subject to the contract dated 15 November 2006 among (i) Atmel, (ii) Sandalbeech Limited and (iii) Honda Motor Europe Limited;

“Consultant” means M W Zander, and each of Atmel and Highbridge shall use all reasonable endeavours to jointly select and appoint M W Zander after the date hereof at Atmel’s cost with respect to the Oversight and Monitoring Services only, on the basis of the Consultant Proposal; provided, however, that if Atmel and Highbridge (both acting reasonably) jointly decide not to accept or agree to the Consultant Proposal and any other terms and conditions, including, without limitation, any such terms in the Consultant Contract, as required by M W Zander, Atmel and Highbridge (both acting reasonably) may (i) jointly select and appoint any other expert listed in Schedule 1 and (ii) jointly seek to accept and agree to another proposal and other terms and conditions, including, without limitation, any such terms in the Consultant Contract, submitted by such other expert;

“Consultant Contract” means the agreement by and among the Consultant, Atmel and Highbridge to be entered after the date hereof, which shall set forth the terms of Oversight and Monitoring Services to be provided by Consultant at the Premises at Atmel’s cost with respect to the Oversight and Monitoring Services, such terms to be agreed by Atmel and Highbridge acting reasonably and to include professional indemnity coverage for the Consultant of not less than £5,000,000;

“Consultant Proposal” means the proposal submitted by M W Zander at or about the date hereof and attached hereto as Schedule 2 subject to any amendments that Atmel and Highbridge shall agree (both acting reasonably), and if M W Zander is not jointly selected or appointed by Atmel and Highbridge, any other proposal submitted by another Consultant and agreed by Atmel and Highbridge (both acting reasonably);

“Employees” means the persons employed by Atmel immediately before the date hereof and any further persons employed by Atmel on and prior to the Long Stop Date (or expiry of the Extension if applicable);

“Environmental Laws” means any Laws or legal requirements applicable to the Premises relating to pollution or protection of the environment including laws, regulations, code, ordinances, rules, orders, policies or guidelines relating to emissions, discharges, releases or the presence of Hazardous Materials, decontamination or decommissioning of equipment and other items containing Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labelling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials including for the avoidance and doubt any such laws or legal requirements relating to town and country planning;

“Escrow Agreement” means the agreement of at or about the date hereof relating to an escrow account for the sale and purchase of the Assets to be entered into among Atmel, TSMC and JP Morgan;

“Extension Period” shall have the meaning attributed to it in Clause 7.3 of this Agreement;

“Governmental Entity” means any supranational, national, international, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality;

“Hazardous Materials” means any substance which alone or in combination with any other substance is capable of giving rise to harm or damage to property, the environment, man or any other organism supported by the environment including but not limited to chemicals, pollutants, contaminants, wastes, toxic substances (including asbestos and asbestos containing materials), hazardous materials, hazardous substances, hazardous waste, radioactive and biological materials, noxious chemicals and gases, petroleum and petroleum products and polychlorinated biphenyls;

“Highbridge Invitees” means any affiliate, employee, invitee, licensee, consultant contractor, agent or representative of Highbridge or the Highbridge Guarantor but not including Atmel, TSMC, the Atmel Invitees or the TSMC Invitees;

“Highbridge Lender” means the Royal Bank of Scotland plc or, if not chosen by Highbridge to provide finance for this Transaction, such other lender as Highbridge may notify to Atmel in writing;

“Highbridge Plan” shall have the meaning attributed to it in Clause 7.4 of this Agreement;

“Laws” means any law, statute, order, code, ordinance, regulation, rule, policy, guidance and interpretation of the law or administrative practice of any Governmental Entity;

“Lease Back” means the agreement of even date herewith for the lease of the Premises by Highbridge to Atmel effective as of the Closing Date;

“Long Stop Date” means 31 May 2008;

“Losses” means claims, losses, damages, liabilities and reasonable costs and expenses but excluding in all cases punitive, incidental, special losses or damages and losses or damages related to or arising from any loss of profits, opportunity costs, delay, or change in valuation of any real property or other asset;

“Net Amount” shall have the meaning attributed to it in Clause 16.11 of this Agreement;

“Overrun” means that the TSMC Tools or the Atmel Tools remain on the Premises after the Tool Removal Completion Date;

“Oversight and Monitoring Services” means the services comprising the project management, oversight and monitoring of (i) the implementation of the Pre-Removal Procedures; (ii) the carrying out of Removal; (iii) removal of those bulk chemicals and gases which would otherwise have been used in the manufacture of semiconductor wafers or has been used by Atmel and/or the Atmel Invitees in the decommissioning process; and (iv) the purging of all supply lines from storage locations to “point of use”;

“Parties” means, collectively, Atmel, TSMC, Highbridge, the Atmel Guarantor and the Highbridge Guarantor;

“Party” means, individually, Atmel, TSMC, Highbridge, the Atmel Guarantor or the Highbridge Guarantor, as the case may be;

“Pre-Removal Procedures” means the operations and procedures in relation to the operation, testing, shutdown, disconnection, and line-capping of all TSMC Tools and Atmel Tools;

“Premises” means leasehold premises known as Land at Middle Engine Lane, Hadrian Business Park, Silverlink, Wallsend, Newcastle Upon Tyne, NE28 9NZ registered at the Land Registry under title numbers TY319516 and TY319520, including all buildings and erections thereon, but excluding the plot of land located near the parking area to the office building which is subject to the contract dated 15 November 2006 among (i) Atmel, (ii) Sandalbeech Limited, and (iii) Honda Motor Europe Limited;

“Procedures” means, collectively, the Pre-Removal Procedures, the Atmel Tool Removal and the TSMC Tool Removal;

“Property Agreement” means the agreement of even date herewith for the sale and purchase of the Premises to be entered into between Atmel, Atmel Guarantor, Highbridge and the Highbridge Guarantor;

“Related Agreements” means all the agreements between or among any of the Parties made in connection with or contemplation of this Agreement and the Transaction contemplated in this Agreement, including without limitation the Asset Agreement, the Property Agreement, the Escrow Agreement, the Lease Back, the Conditional Option and the Share Sale Agreement;

“Remedial Action” means remediation work that is requisite under the Environmental Laws;

“Remediation Plan” shall have the meaning attributed to it in Clause 7.4 of this Agreement;

“Removal” means the removal of all Tools from the Premises before the Long Stop Date or the expiration of the Extension Period as applicable, which shall include the TSMC Tool Removal and Atmel Tool Removal;

“Reportable Claim” shall have the meaning attributed to it in Clause 7.1 of this Agreement;

“Reportable Event” shall have the meaning attributed to it in Clause 7.1 of this Agreement;

“Reporting Notice” shall have the meaning attributed to it in Clause 7.1 of this Agreement;

“Revised Environmental Condition” means the presence of Hazardous Materials in soil and/or groundwater at or under the Premises as identified in the Revised Environmental Investigation;

“Revised Environmental Investigation” means the report of the updated Phase II environmental site assessment and investigation of the Premises to be commissioned by, and at the cost of, Atmel and performed by Cundall Johnson and Partners LLP at, or as soon as possible after, the Tool Removal Completion Date, or in the event of an Overrun, the Long Stop Date, to identify any adverse change from, and adopting the same assessment methodologies as, the Baseline Environmental Investigation, including as to whether Atmel could be required to undertake Remedial Action;

“Share Sale Agreement” means the agreement of even date for the sale and purchase of the entire issued share capital in each of Atmel North Tyneside Contractor One Limited and Atmel North Tyneside Developer One Limited entered into between Atmel and Highbridge;

“Tool Removal Completion Date” means 30 April 2008 (or such other date on which the Removal has been completed);

“Tool Removal Start Date” means the earliest date after the Closing Date on which the first of the TSMC Tools are made available by Atmel for removal from the Premises and in any case shall be no later than 1 January 2008;

“Tools” means the TSMC Tools and Atmel Tools as listed in Schedule 3 attached hereto;

“TSMC Invitees” shall have the meaning attributed to it in Clause 5.2 of this Agreement;

“TSMC Invitees” shall have the meaning attributed to it in Clause 5.2 of this Agreement;

“TSMC Tools” means the tools, accessories, spare parts, and other equipment and assets located at the Premises which will be purchased by TSMC from Atmel on or following the Closing Date in accordance with the Asset Agreement;

“TSMC Tool Removal” means the removal of all TSMC Tools from the Premises;

“Transaction” means the transaction or series of transactions contemplated under this Agreement and the Related Agreements;

“Transfer Regulations” means The Transfer of Undertakings (Protection of Employment) Regulations 2006; and

“UK Tax Paying Company” shall have the meaning attributed to it in Clause 16.11 of this Agreement.

2.	INTERPRETATION

2.1	In this Agreement:
2.1.1	the contents page(s) and clause headings are for convenience only and do not affect its construction;

2.1.2	words denoting the singular include the plural and the other way round;

2.1.3	words denoting one gender include each gender and all genders;

2.1.4	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things; and

2.1.5	references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying that person against all Losses from time to time directly made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance, but shall exclude any and all punitive, incidental, or special losses or damages, or losses or damages related to or arising from any loss of profits or opportunity, delay, or change in valuation of any real property or other asset and where any payment to be made under any indemnity is subject to any tax such payment shall be made on an after tax basis.

2.2	In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:
2.2.1	any reference to this Agreement (whether or not capitalised) includes the schedules, exhibits and other attachments to it each of which forms part of this Agreement for all purposes;

2.2.2	a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.3	a document, instrument or agreement (including, without limitation, this Agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

2.2.4	a clause or schedule (whether or not capitalised) is a reference to a clause of or schedule to this Agreement and a reference to this Agreement includes its schedules, exhibits and all other attachments hereto;

2.2.5	a paragraph is a reference to a paragraph of the schedule in which the reference appears;

2.2.6	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding or following that term;

2.2.7	a provision of any statute, statutory provision, EC directive or other legislation is to be construed as a reference to such provision as amended or re-enacted or as its application is modified from time to time (whether before or after the date of this Agreement) and shall include a reference to any provision of which it is a re- enactment (whether with or without modification) and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute or other legislation except to the extent that any amendment or re-enactment coming into force after the date of this Agreement would increase or extend the liability of any Party to any other person under this Agreement; and

2.2.8	writing shall include any mode of reproducing words in a legible and permanent form; and

2.2.9	dates and times are references to local dates and times in London, England, UK.
3.	CONDITION
3.1	This Agreement, together with all rights and obligations under it or the enforcement thereof (with the exception of Clauses 3, and 14 to 18 inclusive which shall have full force and effect from the date hereof), and completion of all the Related Agreements and the Transaction, will be conditional upon Atmel having complied with its procedural obligations to inform and consult with appropriate representatives of Atmel’s employees in relation to the impact that the Transaction may have on those employees (the “Condition”).

3.2	Atmel shall use all reasonable endeavours to satisfy or procure the satisfaction of the Condition as expeditiously as possible following the date hereof.

3.3	Within two Business Days following the satisfaction of the Condition, Atmel shall serve notice on all the Parties advising that the Condition has been satisfied (the “Condition Satisfaction Notice”). On the date two Business Days following service of such notice on all Parties, this Agreement and the Related Agreements, together with all rights and obligations under them or the enforcement thereof, shall become unconditional and have full force and effect (the “Closing”). With respect to Highbridge, Atmel shall procure, before the Closing, (a) the removal of entry 6 and 8 subsisting on the Charges Register of title number TY319520 as at 21 August 2007, and (b) letter of reliance from Cundall Johnson and Partners LLP confirming professional indemnity coverage of £5,000,000. At the Closing, (i) the Purchase Price under the Asset Agreement shall be available for release from escrow pursuant to the terms thereof and the Escrow Agreement, and (ii) the Property Agreement shall be completed, including (without limitation) payment of the purchase price to Atmel pursuant to the terms thereof.

4.	ATMEL’S OBLIGATIONS TO HIGHBRIDGE
4.1	Atmel undertakes to Highbridge that Atmel will procure at Atmel’s cost (i) the implementation of the Pre-Removal Procedures; (ii) the carrying out of the Removal; (iii) removal of those bulk chemicals and gases which would otherwise have been used in the manufacture of semiconductor wafers or has been used by Atmel and/or the Atmel Invitees in the decommissioning process; (iv) the purging of all supply lines from storage locations to “point of use”; and (iv) the delivery by the Consultant of the Oversight and Monitoring Services in accordance with the Consultant Contract, in all cases:

	4.1.1	in compliance with all statutory requirements, including the CDM Regulations;

	4.1.2	in a good and workmanlike, proper and professional manner;

	4.1.3	so that Atmel delivers the environmental objectives referred to in Clause 6 including promptly and adequately cleaning up any spillages at the Premises as soon as reasonably practicable after their occurrence; and

	4.1.4	so as to avoid any environmental impact and to minimise any damage to the Premises other than as contemplated under Clause 6.1.5.
4.2	Provided that Atmel complies with the relevant instructions and recommendations of the Consultant, Highbridge acknowledges and agrees that residual chemicals within plumbing, ductwork and drains will remain after purging and equipment decommissioning and that Atmel has no responsibility or liability for such residual contamination whatsoever.

5.	PRE-REMOVAL PROCEDURES

5.1	Without prejudice to the generality of Clause 4 as to Atmel’s obligations to Highbridge, Atmel shall be responsible for the Pre-Removal Procedures, and TSMC shall be responsible for removing the TSMC Tools from the Premises, both as set forth in Clause 8.2 of the Asset Agreement.

5.2	Subject to the terms of the Lease Back and this Agreement, Highbridge hereby acknowledges and agrees that (i) Atmel shall he permitted to carry out Pre-Removal Procedures and Removal at the Premises, and (ii) TSMC shall be permitted to carry out the

TSMC Tool Removal, in each case until the Long Stop Date or to expiry of the Extension Period if applicable. For the purposes of carrying out TSMC Tool Removal and inspection, Highbridge and Atmel shall provide to TSMC, its employees, contractors, consultants and invitees (the “TSMC Invitees”), at no charge to TSMC up to and including the Long Stop Date, or the expiration of the Extension Period if applicable, reasonable access to and space within the Premises, as well as office space for housing the TSMC Invitees, which is estimated to require approximately 10,000 square feet. TSMC shall be subject to and shall comply with all security, access, environmental, health, safety and emergency response procedures of Atmel existing as of the date of this Agreement.

5.3	The Parties agree that Atmel and Highbridge shall jointly engage, at Atmel’s cost, the Consultant to provide Oversight and Monitoring Services until the Long Stop Date or the expiration of the Extension Period if applicable. Atmel shall negotiate and finalise the Consultant Contract, which shall be approved by Highbridge (such approval not to be unreasonably withheld or delayed), and pursuant to the terms thereof, shall, inter alia, require that the Consultant comply with applicable statutory obligations under the Construction (Design and Management) Regulations 2007 (the “CDM Regulations”).

5.4	Atmel and Highbridge may consult with TSMC as to the terms of the Consultant Contract for the Consultant and the Oversight and Monitoring Services.

5.5	At all times prior to the Long Stop Date, Atmel shall ensure that the Consultant receives reasonable comments made by Highbridge or TSMC in connection with any aspect of the Oversight and Monitoring Services, and shall request that the Consultant gives reasonable consideration to such comments and feedback in the course of the execution of the Oversight and Monitoring Services.

6.	ENVIRONMENTAL OBJECTIVE

6.1	The Parties agree that the objective of the Oversight and Monitoring Services is to ensure that during the carrying out of (a) the Pre-Removal Procedures and (b) the Removal:
6.1.1	there are or will be procedures in place to minimise the likelihood of any release, spillage or escape of Hazardous Materials to air or to soil and groundwater and that compliance with these procedures is overseen and monitored;

6.1.2	such procedures are performed in compliance with applicable statutory obligations under the Laws of England and Wales, including the CDM Regulations;

6.1.3	the Pre-Removal Procedures and Removal are conducted in a safe manner and in accordance with the requirements of all Laws, including Environmental Laws and in accordance with any applicable requirements of any Governmental Entity;

6.1.4	any release, spillage or escape of Hazardous Materials to air is, as necessary, immediately addressed in accordance with appropriate emergency response procedures in place at the Premises as at the date hereof;

6.1.5	no extraordinary damage occurs to the fab portion of the Premises where manufacturing of semiconductors takes place and no building damage occurs to the offices at the Premises as a result of the Procedures (other than reasonable wear and tear); and

6.1.6	no additional contamination of soil and/or groundwater is created or, in the event of an incident resulting in the same that remedial works are implemented as soon as practicable to restore the Premises to substantially the same state as the Baseline Environmental Condition such that no Remedial Action is required.
6.2	The Parties agree that the Baseline Environmental Condition and the Revised Environmental Investigation are deemed to be final, conclusive and binding on the Parties and that the Revised Environmental Investigation shall, as between and among them, be final, conclusive and binding upon the Parties as to any adverse changes to soil and groundwater at or under the Premises as between the Baseline Environmental Condition and the Revised Environmental Condition.

6.3	Atmel shall procure production and delivery as soon as is reasonably practicable after the Tool Removal Completion Date, or in the event of an Overrun, the Long Stop Date of:
6.3.1	to both TSMC and Highbridge, the Revised Environmental Investigation; and

6.3.2	to Highbridge, a letter of reliance from Cundall Johnson and Partners LLP confirming professional indemnity coverage of £5,000,000.
7.	ATMEL ENVIRONMENTAL WORKS AND INDEMNITY

7.1	The Parties agree that if, notwithstanding the procedures in place, there is a release, spillage or escape of Hazardous Materials during the Pre-Removal Procedures and/or Removal or other environmental condition or other circumstances before the Long Stop Date or the expiration of the Extension Period if applicable that may result in or give rise to a potential or actual Loss (a “Reportable Event”):
7.1.1	Highbridge shall provide Atmel and the Atmel Invitees such access to the Premises, and extend such other reasonable cooperation (such cooperation to be provided at Atmel’s cost and expense and at Atmel’s request) to undertake any works and other action to restore the condition of the Premises to the Baseline Environmental Condition;

7.1.2	As soon as is practicable after Highbridge or TSMC becomes aware of a Reportable Event, such Party shall give prompt notice of such Reportable Event (a “Reporting Notice”) to Atmel.A Reporting Notice must describe the Reportable Event in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by a Party;

7.1.3	Atmel has the right to assume and control the defence of any claim that may arise from or relate to the Reportable Event (a “Reportable Claim”) with counsel selected by the Atmel Guarantor. While Atmel has assumed the defence of a Reportable Claim as provided in this Clause 7.1.3, Atmel shall not be liable for any legal costs and expenses subsequently incurred by the other Parties (other than the Atmel Guarantor) in connection with the defence of the Reportable Claim save for any reasonable legal costs and expenses incurred because other Parties have been joined in the Reportable Claim as a co-defendant and a named party before Atmel assumes and takes control of the defence. Highbridge or TSMC, as the case may be, has the right to participate in (but not control), at its own expense, the defence of any Reportable Claim which Atmel has assumed and taken control as provided herein and Atmel shall keep Highbridge and TSMC fully informed of the progress of the Reportable Claim and shall consider the reasonable requests of Highbridge or TSMC in respect of the Reportable Claim; and

7.1.4	Highbridge and TSMC shall, promptly after giving a Reporting Notice at Atmel’s cost and expense, use all reasonable endeavours to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Atmel in connection with any Reportable Claim.
7.2	Subject to the other terms of this Agreement, Atmel agrees to indemnify Highbridge against all Losses actually incurred or suffered by Highbridge (i) as a result of any adverse change from the Baseline Environmental Condition identified in the Revised Environmental Investigation requiring Remedial Action, and (ii) in relation to any release, spillage or escape of Hazardous Materials on the Premises during the Procedures.

7.3	In the event that an adverse change is identified under Clause 7.2 above, Atmel shall be entitled, at its own cost and expense, to undertake as soon as is reasonably practicable, any works and take other action to restore the condition of the Premises to the Baseline Environmental Condition and/or remediate any such release, spillage or escape in an appropriate manner in accordance with good industry practice and shall promptly give written notice to Highbridge that it has had to commence such works and, in any event no later than seven Business Days of such commencement If such works and other activities on the Premises (including but not limited to Removal) result in a delay in Atmel or TSMC vacating the Premises on or before the Long Stop Date, upon request by Atmel, from the Long Stop Date, Highbridge will grant Atmel and those properly authorised by Atmel (including without prejudice to the foregoing, TSMC) licence to enter the Premises for a period of 3 months from the Long Stop Date (the “Extension Period”). During the Extension Period, Atmel shall as soon as is reasonably practicable after the Long Stop Date complete all works and take other action, at its own cost and expense, through a contractor or otherwise (with suitable warranties and professional indemnity coverage being obtained, from any contractor appointed, for Highbridge and the Highbridge Lender), to take Remedial Action, facilitate the Removal and perform any and all other acts to satisfy its obligations under this Clause 6 (such works and activities by Atmel or its contractors collectively referred to herein as the “Atmel Works”).

7.4	If at any time it is determined that the Atmel Works shall take longer than the Extension Period, Atmel shall notify Highbridge as soon as is reasonably practicable and (i) Highbridge and Atmel (both acting reasonably and without delay) shall jointly instruct the Consultant to identify the environmental condition or conditions to be rectified and develop a plan to implement Remedial Action as required under this Clause 7 (the “Remediation Plan”); (ii) Highbridge shall cause a contractor of its choice to provide an estimate of the cost and time within which that contractor can reasonably complete the Remediation Plan (the “Highbridge Plan”) and inform Atmel and its contractor of such estimated cost and time; and (iii) Atmel or a contractor of its choice shall provide an estimate of the cost and time with which Atmel or its contractor can complete the Remediation Plan (the “Atmel Plan”) and inform Highbridge of such estimated cost and time.

7.5	If the Highbridge Plan can be performed at a comparable or lower cost and in a lesser time than the Atmel Plan, Highbridge shall have the right to (a) engage a contractor (with suitable warranties and professional indemnity coverage being obtained for Atmel), at Atmel’s cost, to undertake the works and take such actions as described in the Remediation

Plan, (b) terminate the right of access (which shall result in a concurrent termination of TSMC’s right to access the Premises), and (c) begin demolishing, redevelopment and other related work; provided that if the Atmel Plan can be performed at a comparable or lower cost and in a lesser time than the Highbridge Plan, then (x) Highbridge shall not undertake the works set forth in the Remediation Plan, (y) Atmel shall have the right to undertake such works and take such actions set forth in the Remediation Plan (with suitable warranties and professional indemnity coverage being obtained for Highbridge and the Highbridge Lender), and (z) Highbridge will grant Atmel and those properly authorised by Atmel (including without prejudice to the foregoing TSMC) licence to enter the Premises for the period up to and ending on the date that the works and actions set forth in the Remediation Plan are completed. If the Highbridge Plan is to be performed by Highbridge pursuant to the foregoing sub-Clause 7.5(a), Atmel shall have the right to monitor the progress of and supervise and otherwise propose direction as to the performance of the Remediation Plan in accordance with the Highbridge Plan. If the Atmel Plan is to be performed by Atmel pursuant to the foregoing sub-Clause 7.5(y), Highbridge shall have the right to monitor the progress of and supervise and otherwise propose direction as to the performance of the Remediation Plan in accordance with the Atmel Plan.

7.6	The Parties hereby agree that any Extension Period or right of access to the Premises granted by Highbridge under this Clause 7 shall be on such terms as exclude the security of tenure provisions of the Landlord and Tenant Act 1954).

7.7	At anytime after the Tool Removal Completion Date, and in the event of an Overrun anytime after the Long Stop Date, Highbridge shall be entitled, at its own cost, to engage Cundall Johnson and Partners LLP to conduct another Phase II environmental site assessment and investigation of the Premises.

7.8	Notwithstanding the foregoing, under either the Highbridge Plan or the Atmel Plan, at all times before the Long Stop Date or the expiration of the Extension Period or the completion of the Remediation Plan, if applicable, TSMC is to be afforded reasonable rights of access to the Premises in order to carry out the TSMC Tool Removal.

7.9	Notwithstanding anything to the contrary herein Atmel shall not be liable for and shall have no obligation to indemnify or pay for any Losses incurred or suffered by Highbridge as a result of and to the extent of:
7.9.1	any environmental condition that is not required or could not have been required by a Governmental Entity, either as at the date hereof or at any time prior to the Long Stop Date, to be investigated, removed or otherwise remedied pursuant to any Environmental Law not in force and applicable as at the Long Stop Date; and

7.9.2	any environmental condition to the extent exacerbated or otherwise worsened by any of Highbridge or the Highbridge Invitees.
8.	TSMC INDEMNITY

Subject to the other terms of this Agreement, TSMC agrees to indemnify Atmel against all Losses actually incurred or suffered by Atmel in relation to any release, spillage or escape of Hazardous Materials to soil and/or groundwater and/or on the Premises where such release, spillage or escape arises or results from any action or omission by TSMC or any of the TSMC Invitees related to or in connection with TSMC Tool Removal, including any Losses that Atmel is liable to pay to Highbridge pursuant to sub-Clause 7.2 above.

9.	HIGHBRIDGE RESPONSIBILITY AND INDEMNITY

9.1	Subject to the other terms of this Agreement, Highbridge accepts that, as between or among the Parties, as from the date of the Revised Environmental Investigation, it has all responsibility and liability for Hazardous Materials at, in or under the Premises.

9.2	Subject to the other terms of this Agreement, Highbridge agrees to indemnify Atmel against any and all Losses actually incurred or suffered by Atmel as a result of (i) Hazardous Materials at any time at in or under the Premises, and (ii) any works performed and all other action taken by Highbridge or any of the Highbridge Invitees including but not limited to demolition, redevelopment and other activities in on or around the Premises, in both cases (x) as from the date of the Revised Environmental Investigation and (y) excluding anything for which Atmel shall indemnify under Clause 7.

10.	FINAL TOOL REMOVAL

10.1	TSMC undertakes to Highbridge to procure the completion of the TSMC Tool Removal as soon as reasonably practicable, but in any event by the Long Stop Date.

10.2	Atmel undertakes to Highbridge to procure completion of the Removal as soon as reasonably practicable, but in any event by the Long Stop Date.

11.	HIGHBRIDGE RELEASE

Highbridge agrees that without prejudice to any rights that have already arisen thereunder, the indemnity in Clause 7.2 above shall terminate to the extent that (i) the Revised Environmental Investigation confirms that there have been no adverse changes since the Baseline Environmental Investigation or (ii) with respect to any release, spillage or escape of Hazardous Materials on the Premises, the works and actions set forth in the Remediation Plan shall be performed in accordance with Clauses 7.4 and 7.5 above.

12.	EMPLOYEES

12.1	It is acknowledged by each of the Parties that the Transfer Regulations should not apply to this Agreement or any of the transactions contemplated in it or the Related Agreements and that accordingly no Employees will transfer to Highbridge or TSMC as a result of the Closing or any of the Related Agreements.

12.2	Notwithstanding the acknowledgement set forth in Clause 12,1, Atmel shall indemnify each of Highbridge and TSMC from and against any Losses that it actually incurs or suffers by reason of any claim, action or proceeding made by any Employee or person who is or has been, or purports to be or have been, employed by Atmel under the Transfer Regulations in connection with this Transaction;

12.3	Each of TSMC and Highbridge shall as soon as reasonably practicable notify Atmel if it receives or becomes aware of any claim, action or demand against it, made or threatened by any person in respect of which Atmel is or may be liable for Losses under Clause 12.2 (each, an “Employment Related Claim”). Atmel may at its election, and at its own cost and expense undertake and conduct the defence of such Employment Related Claim with legal counsel selected by Atmel. Each of TSMC and Highbridge shall be entitled to participate in at its own cost and expense (including legal counsel’s fees and costs of investigation), but not to determine, control or conduct, the defence of such Employment Related Claim. If time has assumed the defence of an Employment Related Claim, Atmel shall not be liable for any costs and expenses (including legal counsel’s fees and costs of investigation) subsequently incurred by TSMC or Highbridge in connection with the defence of the Employment Related Claim. TSMC or Highbridge shall not agree to any settlement or compromise of, or an entry of any judgment arising from, any such Employment Related Claim except with the prior written consent of Atmel, even if such settlement or compromise given by the claimant or the plaintiff to Atmel constitutes a release from liability in respect of such Employment Related Claim.

12.4	If Atmel does not take conduct of the defence of any Employment Related Claim pursuant to Clause 12.3, then Atmel shall give to each of Highbridge and TSMC all reasonable cooperation, assistance and information which may be reasonably required by either of them in relation to such Employment Related Claim; and

12.5	If any contract of employment of any Employee or former Employee has effect, or is alleged to have effect, following Closing as if originally made between Highbridge or TSMC and that Employee, Highbridge and/or TSMC may terminate the employment of such person.

12.6	Atmel shall indemnify each of Highbridge and/or TSMC against all Losses actually incurred by Highbridge or TSMC, as applicable, arising out of the termination of employment of any person by Highbridge and/or TSMC (as the case may be) in accordance with Clause 12.5 and against any sum payable to or in respect of that person in connection with the period up to the date of termination of employment.

12.7	Atmel may, by written request, control and take over conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with any Employment Related Claim which is subject to this indemnity provided that Atmel shall:
12.7.1	upon request provide all available information and copies of all correspondence and documentation relating to such Employment Related Claim; and

12.7.2	inform Highbridge and TSMC as to the status of any such Employment Related Claim, including but not limited to matters regarding avoiding, disputing, resisting, appealing, compromising or defending the claim, and take reasonable account of their representations.
13.	GUARANTEES

13.1	In consideration of Atmel entering into this Agreement at the request of the Atmel Guarantor, the Atmel Guarantor guarantees to each of TSMC and Highbridge the discharge by Atmel of its obligations in full to TSMC and Highbridge, respectively, under this Agreement and any Related Agreement, and promises to pay each sum which Atmel is liable to pay to TSMC and Highbridge, respectively, under this Agreement if Atmel fails to do so.

13.2	In consideration of Highbridge entering into this Agreement at the request of the Highbridge Guarantor, the Highbridge Guarantor guarantees to each of TSMC and Atmel the discharge by Highbridge of its obligations in full to TSMC and Atmel, respectively, under this Agreement and any Related Agreement, and promises to pay each sum which Highbridge is liable to pay to TSMC and Atmel, respectively, under this Agreement if Highbridge fails to do so.

14.	LIMITATION OF LIABILITY

14.1	TSMC agrees that the cumulative, aggregate, joint liability of Atmel and the Atmel Guarantor (for the avoidance of doubt the cumulative and aggregate, liability of Atmel plus the cumulative and aggregate liability of the Atmel Guarantor) for all claims of whatever nature under or in connection with this Agreement or any of the Transactions shall be subject to the limitations set out in the Asset Agreement.

14.2	Atmel agrees that the cumulative, aggregate liability of TSMC for all claims of whatever nature under or in connection with this Agreement or any of the Transactions shall be subject to the limitations set out in the Asset Agreement.

14.3	Highbridge agrees that the cumulative, aggregate, joint liability of Atmel and the Atmel Guarantor (for the avoidance of doubt the cumulative and aggregate liability of Atmel plus the cumulative and aggregate liability of the Atmel Guarantor) for all claims of whatever nature under or in connection with this Agreement or any of the Transactions shall be subject to the limitations set out in the Property Agreement.

14.4	Atmel agrees that the cumulative, aggregate, joint liability of Highbridge and the Highbridge Guarantor (for the avoidance of doubt the cumulative and aggregate liability of Highbridge plus the cumulative and aggregate liability of the Highbridge Guarantor) for all claims of whatever nature under or in connection with this Agreement or any of the Transactions shall be subject to the limitations set out in the Property Agreement.

15.	REMEDIES

15.1	Each of the Parties’ rights and remedies in respect of any claims under this Agreement shall be limited only to damages for breach of contract and as set forth in Clause 14.

15.2	The Parties shall not be entitled to (i) rescind or terminate this Agreement, the Related Agreements or any other document referred to in this Agreement or in the Related Agreements, (ii) void or otherwise challenge consummation of the Transaction or any portion thereof, or (iii) recover damages in tort.

15.3	Nothing in this Agreement shall operate to reduce any Party’s common law duty to mitigate any loss giving rise to any claim under this Agreement and for the avoidance of doubt each Party shall be under a duty so to mitigate.

15.4	Each Party agrees to waive any right or remedy which that Party may have against any employee, consultant, representative, advisor or agent of another Party in connection with any representation, warranty, agreement or statement by any such person in relation to the Transaction, this Agreement, the Related Agreements and any other document to be delivered or executed in connection therewith, provided that such waiver shall not affect its rights against any Party under this Agreement.

16.	OTHER PROVISIONS

16.1	Costs

Except as otherwise stated in this Agreement and any documents referred to in it, each of the Parties shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in connection with the negotiation, preparation and execution of this Agreement and all other documents referred to in it and the completion of the Transaction.

16.2	Variation

No variation of this Agreement shall be effective unless made in writing (which for this purpose shall not include e-mail or other electronic communication) and signed by or on behalf of each of the Parties.

16.3	No special loss

Atmel, the Atmel Guarantor or TSMC shall have no liability under any claim under this Agreement to the extent that such claim constitutes punitive, incidental, special loss or damages, or losses or damages related to or arising from any loss of profits, opportunity costs, delay or change in valuation of any real property or other asset.

16.4	Waivers and remedies

No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

16.5	Severability

Each of the provisions of this Agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) shall not in any way be affected or impaired.

16.6	Successors

This Agreement shall be binding on and enure to the benefit of each Party and its lawful successors.

16.7	Assignment

None of the Parties shall be entitled to assign or transfer any of its rights or benefits under this Agreement.

16.8	Third party rights

Nothing in this Agreement confers any rights on any person under the Contracts (Rights of Third Parties) Act 1999.

16.9	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same Agreement.

16.10	Announcements

No Party shall release any announcement or despatch any announcement or circular, relating to this Agreement unless the form and content of such announcement or circular have been submitted to, and or agreed by, the other Parties. Nothing in this Clause 15.11 shall prohibit any Party from making any announcement, consulting with any person

(including any employees) or despatching any circular as required by Law or the rules of any listing authority or recognised investment exchange or any other regulatory body.

16.11	Deductions and Withholdings
16.11.1	Except as expressly provided in this Agreement, every payment payable by any Party, the “payer”, to another Party, the “payee”, under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount, save only as may be required by Law.

16.11.2	For the purposes of this Clause 16.11:

“UK Tax Paying Company” shall mean, a company incorporated in England and Wales, and resident for tax purposes, carrying on business and subject to corporation tax, in the United Kingdom of Great Britain & Northern Ireland; and

the payer shall be entitled in its absolute discretion, acting reasonably:
(A)	to assess whether or not any deductions or withholdings are required by law and whether or not such deductions or withholdings would have been required had the payee been a UK Tax Paying Company;

(B)	to assess the extent to which an amount paid or due to the payee under this Agreement would have been subject to UK corporation tax had the payee been a UK Tax Paying Company; and
in both cases, to treat the payee accordingly.

16.11.3	If, subject to this Clause 16.11, any deductions or withholdings would be required by Law to be made from any sums payable by the payer to the payee, such payer shall be obliged to pay the payee such amount as would, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding, unless the payer would not have had to make such deductions or withholdings had the payee been a UK Tax Paying Company.

16.11.4	If the payer would be required by law to make a deduction or withholding as is referred to in this Clause 16.11, the payer shall:
(A)	make such deduction or withholding;

(B)	account for the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

(C)	provide to the payee the original, or a certified copy, of a receipt or other documentation evidencing the above.
16.11.5	If, subject to this Clause 16.11, any amount paid or due to the payee under this Agreement would be a taxable receipt of the payee, then the amount so paid or due (the “Net Amount”) shall be increased to an amount which, after subtraction of the amount of any tax on such increased amount which arises, or would but for the availability of any relief arise, shall equal the Net Amount provided that if any payment is initially made on the basis that the amount is not taxable in the hands of the payee and it is subsequently determined that it is, or vice versa, appropriate adjustments shall be made between the payee and the payer and provided further that the amount paid or due shall not be increased to the extent that such increase would not have been necessary had the payee been a UK Tax Paying Company.
16.12	Further assurance

Each Party shall, at its own expense, do, execute and perform all further acts, deeds, documents and things as may be reasonably requested from time to time in order to implement the Transaction contemplated by this Agreement and the Related Agreements.

16.13	Entire Agreement
16.13.1	As between Atmel, TSMC and the Atmel Guarantor this Agreement together with the Asset Agreement and any documents referred to in those agreements (but excluding the Property Agreement, the Lease Back, the Conditional Option and any other agreement to which TSMC is not a party) contain the entire agreement in relation to the matters contemplated in those agreements and supersede any previous agreements between or among the Parties in relation to such matters.

16.13.2	As between Atmel, Highbridge, the Highbridge Guarantor and the Atmel Guarantor this Agreement together with the Property Agreement, the Lease Back, the Conditional Option and the Share Sale Agreement and any documents referred to in those agreements (but excluding the Asset Agreement and any other agreement to which Highbridge is not a party) contain the entire agreement in relation to the matters contemplated in those agreements and supersede any previous agreements between or among the Parties in relation to such matters.

16.13.3	Each of the Parties acknowledges that in entering into this Agreement it has not relied on any representation, warranty or undertaking not set out in this Agreement or any of the Related Agreements (as the case may be) and that (in the absence of fraud or wilful misconduct by the Party giving such representation, warranty or undertaking) it will not have any right or remedy arising out of any such representation, warranty or undertaking.
17.	NOTICES

17.1	Each Party may give any notice or other communication under or in connection with this Agreement by letter, facsimile transmission or electronic mail addressed to the other Party. The address for service of each Party shall be the address set forth in Clause 17.3 or such other address for service as the addressee may from time to time notify to the other Party for the purposes of this Clause.

17.2	Any such communication will be deemed to be served:
17.2.1	if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

17.2.2	if by letter, at noon on the tenth Business Day after such letter was posted (or, in the case of airmail, five Business Days after such letter was posted) and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities;

17.2.3	if by overnight courier (such as Federal Express or DHL), on the third Business Day after such courier was dispatched, and in proving service, it shall be sufficient to produce a tracking number or a receipt confirmation indicating that the courier was dispatched and received by the recipient;

17.2.4	if by facsimile transmission, at noon on the Business Day after the day of transmission and, in proving service, it shall be sufficient to produce a transmission report from the sender’s facsimile machine indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; and

17.2.5	if by electronic mail, at noon on the Business Day after such communication was sent and, in proving service, it shall be sufficient to produce a computer print out indicating that the message was sent to the recipient’s electronic mail address as set forth in Clause 16.3.
17.3	Details of each Party for service of notice are as follows:

Name:	Atmel North Tyneside Limited (Atmel)
Address:	c/o Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131
USA

Fax no:	+1 408 436 4111
Electronic mail address:	preutens@atmel.com and
nyamaguchi@atmel.com
Tel no:	+1 408 441 0311
Attention:	Chief Legal Officer

Name:	Taiwan Semiconductor Manufacturing Company
Address:	Limited (TSMC)
8 Li-Hsin 6 Road
Hsinchu Science Park
Hsinchu, Taiwan ROC

Fax no:	+886-3-567-8689
Electronic mail address:	Dick Thurston@tsmc.com
Tel no:	+886-3-568-2002
Attention:	Office of the General Counsel

Name:	Highbridge Business Park Limited (Highbridge)
Address:	131 Edgware Road,
London W2 2AP
England, UK

Fax no:	+44 20 7494 9493
Electronic mail address:	guy@nlf.co.uk
Tel no:	+44 20 7494 9401
Attention:	Guy Marsden

Name:	Atmel Corporation (Atmel Guarantor
Address:	2325 Orchard Parkway
San Jose, California 95131
USA

Fax no:	+1 408 436 4111
Electronic mail address:	preutens@atmel.com and
nyamaguchi@atmel.com
Tel no:	+1 408 441 0311
Attention:	Chief Legal Officer

Name:	Highbridge Properties plc
Address:	131 Edgware Road,
London W2 2AP
England, UK

Fax no:	44 20 7494 9493
Electronic mail address:	piet@nlf.co.uk; guy@nlf.co.uk
Tel no:	+44 20 7494 9401
Attention:	Piet Pulford or Guy Marsden
18.	LAW AND JURISDICTION

18.1	This Agreement and all disputes or claims arising out of or in connection with it shall be governed by, and construed in accordance with, the law of England and Wales.

18.2	Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

18.3	Each of the Parties agrees that, without preventing any other mode of service, any document in action (without limitation) may be served on any Party by being delivered to or left for that Party at its address for service of notices under Clause 17.

AS WITNESS of which this Agreement has been duly signed on the date written at the beginning of this Agreement.

Signed by Steven Laub		)
a director or officer duly authorised for		)
and on behalf of ATMEL NORTH		)	/s/ Steven Laub
TYNESIDE LIMITED		)	Director/Officer
)

Signature of witness:	/s/ Walt Lifsey

Name (in BLOCK CAPITALS):	WALT LIFSEY

Address:

Signed by Steven Laub		)
a director or officer duly authorised for		)
and on behalf of ATMEL		)	/s/ Steven Laub
CORPORATION		)	Director/Officer
)
Signature of witness:	/s/ Walt Lifsey

Name (in BLOCK CAPITALS):	WALT LIFSEY

Address:
[Signature Page to Tripartite Agreement]

Signed by C.C. Wei	)
a director or officer duly authorised for	)
and on behalf of TAIWAN	)
SEMICONDUCTOR	)
MANUFACTURING COMPANY	)	/s/ C.C. Wei
LIMITED	)	Officer
)
[Signature Page to Tripartite Agreement]

Signed by Piet Pulford	)
a director or officer duly authorised for	)
and on behalf of HIGHBRIDGE	)	/s/ Piet Pulford
BUSINESS PARK LIMITED	)	Director/Officer

Signed by Piet Pulford	)
a director or officer duly authorised for	)
and on behalf of	)	/s/ Piet Pulford
HIGHBRIDGE PROPERTIES PLC	)	Director/Officer
[Signature Page to Tripartite Agreement]